Exhibit 4.06

Execution Version

AMENDMENT AND RESTATEMENT TO THE SHAREHOLDERS’ AGREEMENT

BY

FUNDO MÚTUO DE INVESTIMENTOS EM EMPRESAS EMERGENTES INOVADORAS

STRATUS GC III,

RED MOUNTAIN JET LLC,

AMYRIS BIOTECHNOLOGIES, INC.,

AND, AS INTERVENING PARTIES,

AMYRIS BRASIL S.A.

AND

STRATUS INVESTIMENTOS LTDA.

MAY 26, 2010

Execution Version

AMENDMENT AND RESTATEMENT TO THE SHAREHOLDERS’ AGREEMENT

This amendment and restatement to the Shareholders’ Agreement (this “Amendment”) is executed on May 26, 2010, by the following parties (all of them, collectively, the “Parties”, and individually, a “Party”):

(1)	FUNDO MÚTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS STRATUS GC III (“Stratus”), a fund duly authorized by CVM according to Oficio n° 2607/06, dated November 23, 2006, registered with the CNPJ/MF under n° 08.083.268/0001-46, herein represented by Stratus Gestão de Carteiras Ltda. (“SGC”), a company incorporated and existing under the laws of Brazil, with head offices in the city of São Paulo, State of São Paulo, at Rua Funchal, 129, 13th floor, suite B, Vila Olímpia, registered with the CNPJ/MF under n° 09.238.656/0001-11, authorized by CVM for the rendering of management of portfolio services, according to Ato Declaratório n° 9.808, dated April 28, 2008, herein represented in accordance with its regulations;

(2)	RED MOUNTAIN JET LLC, a company incorporated and existing under the laws of State of Delaware, with head offices at 16192 Coastal Highway, Lewes, Delaware 19958, United States of America, herein represented by its undersigned representatives (“Red Mountain”)

(3)	AMYRIS BIOTECHNOLOGIES, INC., a company incorporated and existing under the laws of the State of California, United States of America, with head offices at 5980 Hollis Street, Suite 100, Emeryville, California 94608, herein represented by its undersigned representatives (“ABI”);

And, as intervening parties,

(4)	AMYRIS BRASIL S.A., a company incorporated and existing under the laws of Brazil, with head offices in the city of Campinas, state of São Paulo, at Rua James Clerk Maxwell, n° 315, Techno Park, CEP 13069-380, registered with the CNPJ/MF under n° 09.379.224/0001-20, herein represented by its undersigned representatives (“AB” or the “Company”); and

(5)	STRATUS INVESTIMENTOS LTDA., Stratus’s administrator (administradora), a company incorporated and existing under the laws of Brazil, with head offices in the city of São Paulo, State of São Paulo, at Rua Funchal, 129, 13th floor, suite B, Vila Olímpia, registered with the CNPJ/MF under n° 02.263.285/0001-89, herein represented by its undersigned representatives (“SIL”).

WHEREAS, on December 22, 2009, Stratus, ABI, AB and SIL entered into a Shareholders’ Agreement, in order to govern the relationship between Stratus and ABI, as shareholder of the Company (the “Agreement”),

WHEREAS Red Mountain has also made capital contributions into the Company, thus becoming one of its shareholders and subject to the rules set forth in the Agreement,

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WHEREAS, besides including Red Mountain as a party of the Agreement, the Parties intend to further agree on a conversion right for the Investors (as defined in this Amendment), to convert their shares of AB into shares of ABI, under certain circumstances,

WHEREAS the Parties intend to alter certain other terms of the Agreement,

Now, therefore, the Parties hereby decide to amend the Agreement, as set forth below.

1.        Parties. Red Mountain shall be deemed as a Party to the Agreement and, thus any reference to the Parties contained in the Agreement shall hereinafter include Red Mountain.

2.        Definitions. The Parties agree to amend Section 1.1 of the Agreement, in order to exclude and modify certain definitions contained therein and to insert new definitions, as follows:

2.1.     The Parties agree to modify the following definitions of Section 1.1 of the Agreement, which shall hereinafter be read as follows:

“AB Post-Money Valuation” means the sum of (i) the AB Pre-Money Valuation, (ii) the ABI Cash Contribution, and (iii) the Investors Cash Contribution.

“AB Pre-Money Valuation” means R$180,000,000 (one hundred and eighty million Brazilian Reais) which represents the value of the Company, agreed on by the Parties, after the ABI Technology Contribution and before the ABI Cash Contribution and the Investors Cash Contribution.

“Closing” means the date on which Stratus has made its capital contribution to the Company.

“Conditions for Distribution” means the following conditions necessary to allow AB to distribute capital (dividends or interest on capital (juros sobre capital próprio) to the Shareholders: (a) all legal requirements for distribution of capital under Brazilian laws, including the existence of net profits or distributable capital reserves, are complied with; and (b) the Company has cash immediately available for the distribution.

“Investors” jointly, Stratus, Red Mountain and all the qualified third party investors appointed by ABI, SGC or SIL, which are on this date or become a direct or indirect shareholder of the Company, who shall invest the Investors Cash Contribution.

“Share” means a common share issued by the Company and held by the Shareholders as well as any other shares issued by the Company which the shareholders may subscribe, receive or otherwise acquire in the future during the term of this Agreement.

“Shareholders” means the shareholders of AB, which are subject to the terms and conditions of this Agreement.

“Total Contribution Amount” means that amount equal to (i) the ABI Cash Contribution, plus (ii) the Investors Cash Contribution.

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2.2. The	Parties agree to insert the following definitions in Section 1.1 of the Agreement:

“ABI Conversion Notice” shall have the meaning set forth in the section 7.3 hereto.

“Red Mountain” shall have the meaning set forth in the Preamble.

2.3.     The Parties agree to exclude the following definitions from Section 1.1 of the Agreement and accordingly agree to exclude all references to such definitions contained throughout the Agreement: “ABI Additional Contributions”, “ABI Mill Contribution”, “Investment Agreement”, “Usina Boa Vista”.

2.4.     The Parties decide to rename the definitions “Investor Offer Notice” and “Investor Offered Shares”, so that they shall now read “Investors Offer Notice” and “Investors Offered Shares”. The meaning of both of these renamed definitions shall remain the same.

3.        Additional language to Section 2.2.   The Parties agree to add additional language to Section 2.2 of the Agreement, which shall from now on the read as follows:

“2.2    Scope of this Agreement.

The scope of this Agreement is to establish the terms and conditions that shall rule the relationship of the Shareholders of the Company, including: (i) management and corporate governance of the Company, (ii) voting rights, (iii) conditions applicable to the Transfer of Shares, and (iv) a possible IPO of the Company.

2.2.1    Capital ownership

For future reference regarding the capital ownership of the Company, parties should refer to the copy of the Company’s share registry book as of this date, which is attached to this Agreement as Exhibit I.”

4.        Observer Seat at the Board of Directors and Related Provisions. The Parties agree that as long as Red Mountain is a Shareholder of the Company, it shall be entitled to 1 (one) non-voting observer at the Company’s Board of Directors. Therefore, Section 4.3 of the Agreement shall be amended accordingly and shall hereinafter be read as follows:

“4.3    Election of the Board of Directors.

The Board of Directors shall consist of 5 (five) directors appointed as follows: (i) ABI shall be entitled to appoint 3 (three) directors; (ii) the Investors shall be entitled to appoint 1 (one) director as long as the amount of Investors’ cash contribution into the Company corresponds to at least 10% (ten per cent) of the sum of the Total Contribution Amount and all future contributions made into the Company, provided that all Investors shall vote as block to elect such director; and (iii) 1 (one) independent director; with substantial experience in the Brazilian sugar and ethanol sector, shall be unanimously appointed by the other directors. The Shareholders’ undertake to approve the election of the directors appointed in accordance with the conditions established in this section, for a term of office of 2 (two) years, being re-election permitted.

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4.3.1 Resignation of the Director Appointed by the Investors.

Whenever the amount of the Investors’ cash contribution into the Company falls below 10% (ten per cent) of the sum of the Total Contribution Amount and all future contributions made into the Company, the Board of Directors may require the resignation of the director appointed by it, in which case the Board of Directors will consist of 4 (four) directors after the resignation.

4.3.2 Observer Seat at the Board of Directors.

4.3.2.1 Stratus.

Whenever Stratus is not able to elect a member of the Board of Directors, it shall be entitled to 1 (one) non-voting observer at the Board of Directors.

4.3.2.2 Red Mountain.

As long as Red Mountain is a Shareholder of the Company, it shall be entitled to 1 (one) non-voting observer at the Board of Directors.”

5.        Board of Officers. The Parties agree that the Company’s Board of Directors shall no longer be required to appoint a chief operational officer (Diretor de Operações). Therefore, Section 4.5 of the Agreement shall be amended accordingly and henceforth read as follows:

“4.5    Board of Officers

The initial Board of Officers shall consist of either one Chief Executive Officer (“CEO”) or one officer superintendent (Diretor Superintendente), one Financial Officer (Diretor Financeiro) and such additional senior management as may be necessary. The Board of Officers shall be responsible for routine management of the activities of the Company. The members of the Board of Officers shall perform their duties in accordance with applicable laws, the by-laws of the Company, and any internal guidelines of the Company (including instructions given by the Board of Directors). The Board of Directors may alter the composition of the Board of Officers from time to time by majority vote.”

6.        Additional language to Section Five. The Parties agree to add additional wording to Sections 5.3, 5.4, 5.5, 5.6 and 5.8 which shall, henceforth, read as follows:

“5.3    Right of First Refusal for Acquisition of the Investors’ Shares.

If any Investor wishes, directly or indirectly, to Transfer some or all of its Shares (the “Investor Offered Shares”), it must offer such Investor Offered Shares to ABI in accordance with the following provisions:

(a)

The Investor shall deliver a notice (“ABI Offer Notice”) to ABI stating (i) its bona fide intention to offer such Investor Offered Shares, (ii) the number of such Investor Offered Shares to be offered, (iii) the price and terms, if any, upon which it proposes to offer such Investor Offered Shares, and (iv) when applicable, the identity of any third party who has offered to buy such Investor Offered Shares and a copy of the offer received from such

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third party, as long as ABI accepts in writing to be subject to the confidentiality requirements established by the Investor and the third party.

(b)	The Investor’s offer shall remain effective for acceptance by ABI for a period of 30 (thirty) days, as of the date of receipt of the Offer Notice, unless earlier waived by ABI (the “ABI Acceptance Period”). During the ABI Acceptance Period, ABI shall have the right to accept all, but not less than all of the Investor Offered Shares, by giving written notice to the Investor who wishes to sell its Shares. The failure by ABI to reply to the ABI Offer Notice within the ABI Acceptance Period shall be deemed as the non-exercise of its right of first refusal.

(c)	If ABI does not exercise its right of first refusal, the Investor shall have the right, exercisable not later than 90 (ninety) days following the expiration of the ABI Acceptance Period, to consummate the Transfer of the Investor Offered Shares to a third party on the same terms and conditions of the offer presented to ABI in the ABI Offer Notice. If the Investor does not consummate such Transfer within such 90 (ninety) day period, the Investor Offered Shares shall again be subject to the terms, conditions and restrictions set forth in this section 5.3.

5.4    Right of First Refusal for Acquisition of ABI’s Shares.

If ABI wishes, directly or indirectly, to Transfer some or all of its Shares (the “ABI Offered Shares”), it must offer such ABI Offered Shares to the Investors in accordance with the following provisions:

(a)	ABI shall deliver a notice (“Investors Offer Notice”) to the Investors stating (i) its bona fide intention to offer such ABI Offered Shares, (ii) the number of such ABI Offered Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such ABI Offered Shares and (iv) when applicable, the identity of any third party who has offered to buy such ABI Offered Shares and a copy of the offer received from such third party, as long as the Investors accept in writing to be subject to the confidentiality requirements established by ABI and the third party.

(b)	ABI’s offer shall remain effective for acceptance by the Investors for a period of 30 (thirty) days, as of the date of receipt of the Investors Offer Notice, unless earlier waived by the Investors and subject to the additional term provided for in section 5.4(d), if applicable, (the “Investors Acceptance Period”). During the Investors Acceptance Period, the Investors shall have the right to accept all, but not less than all of the ABI Offered Shares, by giving written notice to ABI. The failure by the Investors to reply to the Investors Offer Notice within the Investors Acceptance Period shall be deemed as the non-exercise of the right of first refusal by the Investors.

(c)

If the Investors do not exercise their right of first refusal, ABI shall have the right, exercisable not later than ninety (90) days following the expiration of the Investors Acceptance Period, to consummate the Transfer of the ABI Offered Shares to a third party on the same terms and conditions of the offer presented to the Investors in the Investors Offer Notice. If ABI does not consummate such Transfer within the mentioned

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ninety (90) day period, the ABI Offered Shares shall again be subject to the terms, conditions and restrictions set forth in this section 5.4.

(d)	Each Investor shall have the right to accept to acquire a number of the ABI Offered Shares proportional to their equity participation in the Company. If one or more Investors accept to acquire their pro rata share of the ABI Offered Shares (the “Accepting Investors”), but one or more Investors refuse to acquire such Shares, then the Accepting Investors shall have the right to acquire the refused part of the ABI Offered Shares, also on a pro rata basis, according to their equity participation in the Company. The Accepting Investors shall have additional 15 (fifteen) days to accept to acquire all remaining ABI Offered Shares. The failure by the Accepting Investors to accept all, but not less than all remaining ABI Offered Shares within such additional period shall be deemed as the non-exercise of all Investors’ right of first refusal under this section 5.4.

5.5     Tag Along Rights.

If, subject to the provisions of sections 5.3 or 5.4 above, ABI decides to Transfer the Control of the Company to a third party, other than to an Affiliate and in a way that ABI ceases to hold the direct or indirect Control of the Company, in one transaction or in a series of transactions (whether related or not), by contract or otherwise, each of the Investors shall have the right to sell all of its Shares to the same third party, together with the Shares Transferred by ABI, at the same terms, conditions, price and form of payment (“Tag Along Right”), according to the following procedure:

(a)	ABI shall present to the Investors a notice, which shall include the identity of the acquiring third party, the proposed sale price per Share and any other terms and conditions of the intended Transfer, including a copy of the offer received by ABI, when applicable (“Tag Along Notice”).

(b)	Each of the Investors shall have the right to exercise its Tag Along Right during a period of 30 (thirty) days, as of the date of receipt of the Tag Along Notice, by giving written notice to the transferring Shareholder, being the failure of doing so interpreted as non- exercise of such right.

5.6     Drag Along Rights.

If, subject to the provisions of section 5.4 above and section 5.8 below, ABI decides to Transfer all of its Shares to any third party, ABI may compel all the Investors to sell all of their Shares to the same third party, together with the Shares Transferred by ABI, at the same terms, conditions, price and form of payment. ABI shall provide the identity of any third party who has offered to buy its Shares and a copy of the offer received from such third party, as long as the Investors accept in writing to be subject to the confidentiality requirements established by ABI and the third party.

For ABI to be able to exercise the Drag Along Rights provided for in this section, the price to be paid to each of the Investors for the Shares to be transferred upon such exercise may not be lower than their pro rata share of the Put Option Price provided for on section 5.8, The Change

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of Put Option Price provided for on section 5.8.1 shall also be applicable in case of exercise of Drag Along Rights under this section.

…

5.8     Change of Control of AB.

If the Company undergoes a Change of Control Event in which the Investors’ pro rata share of the Acquisition Price is lower than the Minimum Investors’ Return, each Investor will have a put option against ABI. Such put option will be exercisable within 10 (ten) days, as of the receipt by the Investors of a notice sent by ABI informing that it has received a binding offer from one or more third parties willing to acquire the control of AB through a Change of Control Event (the “Third Party Acquirer”), and will entitle the Investors to sell all their Shares to ABI, for a total amount equal to the Put Option Price. Each of the Investors shall have the right to receive from ABI its pro rata share of the total Put Option Price, in accordance with its respective equity participation in AB determined as of the date the put option is exercised. The Put Option Price shall be paid by ABI to each Investor within 5 (five) business days of receipt by ABI of the effective payment, made by the Third Party Acquirer or by AB, of the sale proceeds arising from said Change of Control Event.

5.8.1  Change of Put Option Price.

In the event AB is valued at the Minimum Future AB Pre-Money Valuation in connection with a Change of Control Event or an IPO of AB, the price of the put option held by the Investors, in the situation described in this section 5.8, shall be the lower of (i) the amount invested by the Investors in AB in Brazilian Reais; and (ii) the total amount of proceeds actually received by ABI from a third party acquirer or from AB, in connection with a Change of Control Event relating to the Company.

7.        Minor adjustments to Section 6.   The Parties agree to amend Sections 6.1 and 6.3, which shall henceforth read as follows:

“6.1    Approval of the IPO.

The Shareholders hereby commit to vote in a Shareholders’ Meeting in order to approve an IPO of the Company, after 4 (four) years of the Closing, as long as market conditions are favourable for an IPO, as determined by an internationally recognized investment bank to be selected by the Board of Directors.

(…)

6.3     Secondary Offers by the Shareholders.

In the event the investment bank coordinating the IPO recommends that the IPO may include the offer of shares held by the shareholders (secondary offering), each of the Investors shall have the right to participate of such secondary offering, through the public offer of their Shares jointly with the Company’s primary offer at the time of the IPO, pro rata to their then stock ownership.”

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8.        Additional wording on Section 7.   The Parties agree to amend Sections 7.1(i) 7.2 and 7.3, of the Agreement, which shall henceforth read as follows:

“7.1    ABI Change of Control Event.

…

(i)	Each of the Investors shall have the right to convert all, and not less than all of its Shares in AB to shares of ABI common stock at the Conversion Ratio by providing written notice to ABI of its desire to carry out the conversion within ten (10) business days of receipt of a written notice by ABI, explaining the general terms of the transaction underlying the Change of Control Event, the identification of the potential acquirer(s), the expected closing date and the consideration to be provided for the acquisition of Control in AB (“ABI Change of Control Notice”);

…

7.2     ABI IPO.

Subject to the restrictions on the transfer of AB’s Shares set forth in Section Five above, in the event of an ABI IPO, each of the Investors shall have the following rights:

(…)

7.3.     ABI’s Call for Conversion.

ABI shall have the right to require the Investors to exchange some or all of their Shares in AB for restricted shares of ABI common stock, at the Conversion Ratio, in the event ABI is valued at least U.S. $ 500,000,000 (five hundred million United States dollars) in connection with an ABI IPO or an ABI Change of Control Event. In that case, ABI shall provide written notice to the Investors of its desire to carry out the conversion no later than ten (10) days prior to the closing of the transaction in connection with which the conversion is being required (the “ABI Conversion Notice”). The conversion will be effective immediately prior to the closing of the relevant transaction. The Investors shall (i) enter into the applicable agreement for effecting the conversion (in reasonable form provided by ABI), (ii) in the event the triggering transaction is an ABI IPO, enter into any lock-up agreement and/or plan of sale documents required by the underwriters, and (iii) enter into and deliver such other documents as are necessary to cause the relevant transaction to be completed. The Investors further agree to provide such information as may be requested by ABI to ensure compliance with all applicable laws, including securities laws. Each Party agrees to take such further actions as are necessary to cause the conversion of shares to be consummated.

7.3.1    Each Party agrees to use reasonable efforts to cause the conversion of shares to be consummated in such a way that would maximize benefits for each of the Parties.

7.3.2    In the event the conversion required under this section 7.3, cannot be carried out due to regulatory restrictions applicable to ABI or one of the Investors, the parties shall use reasonable efforts to agree on a mechanism, within 30 (thirty) days of receipt of the

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ABI Conversion Notice, by which the Investors would (i) cease to be shareholders of AB; and reach the same economic results as if they had converted their Shares into shares of ABI as provided herein. In any case, no regulatory restriction applicable to the Investors, nor the failure of any of the Investors to comply with any obligation provided for in the Agreement, especially those provided for in this Section 7.3 shall prevent ABI from exercising the right set forth in this section.

9.        Conversion Right. The Parties agree to include in the Agreement a new Section Eight and to accordingly renumber the other subsequent Sections. The new Section shall read as follows:

“SECTION EIGHT

RIGHT TO CONVERT INTO ABI STOCK

8.1.     Right to Convert into ABI stock

(i)	In case, by December 31, 2012, any of the Investors who remain as Shareholders of AB, having not converted their shares in AB to shares of ABI common stock pursuant to Section 7.1 in connection with a Change of Control of ABI, or pursuant to Section 7.2 or Section 7.3 in connection with an ABI IPO, such Investor will have the right to convert its Shares of AB into shares of ABI common stock, at the Conversion Ratio, subject to compliance by ABI and the Investors with all applicable laws (including securities laws).

(ii)	The Investors will have fifteen (15) days from the abovementioned date to provide ABI with notice of their intention to convert their Shares of AB into shares of ABI common stock. ABI shall endeavor to use reasonable efforts to carry out the exchange of shares within ninety (90) days after the deadline provided for in this paragraph has elapsed.

8.2     The Parties agree that the right of the Investors to convert their Shares of AB into shares of ABI common stock, provided for in section 8.1 above, is fully conditioned and inherent to the fact that they are (i) shareholders of AB and (ii) part of this Agreement, so that this right, as well as any other rights or obligations arising out of this Agreement may not be transferred to any third party without the Parties’ prior consent. Any assignment of rights in disregard with this provision shall be rendered null and void.

10.     Notices to Red Mountain. The Parties agree to amend the Section 11.6 of the Agreement to add that, if to Red Mountain, the notices to be sent pursuant to the Agreement shall be sent to the following address:

“If to Red Mountain:

PEDRO PAULO FALLEIROS DOS SANTOS DINIZ

Address: Rua Jerônimo da Veiga, 384, 3rd floor

Telephone: +55 11 3702-5161

Fax: +55 11 3702-5112

E-mail: pedro@ppdholding.com”

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Copy to:

KLA- Koury Lopes Advogados

Address: Avenida Brigadeiro Faria Lima, 1355, 18th floor

Telephone: +55 11 3799-8118

Fax: +55 11 3799-8200

E-mail: mcortez@klalaw.com.br

Attn.: Mariana Machado Cortez

11.     Consolidation. For the avoidance of doubt, the Parties decide to consolidate a final version of the Agreement, which shall from now on be read as follows:

“SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement, as amended from time to time (this “Agreement”), is executed by the following parties (all of them, collectively, the “Parties” and individually, a “Party”):

(1)	FUNDO MÚTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS STRATUS GC III (“Stratus”), a fund duly authorized by CVM according to Oficio n° 2607/06, dated November 23, 2006, registered with the CNPJ/MF under n° 08.083.268/0001-46, herein represented by Stratus Gestão de Carteiras Ltda. (“SGC”), a company incorporated and existing under the laws of Brazil, with head offices in the city of São Paulo, state of São Paulo, at Rua Funchal, 129, 13[t] [h] floor, suite B, Vila Olímpia, registered with the CNPJ/MF under n° 09.238.656/0001-11, authorized by CVM for the rendering of management of portfolio services, according to Ato Declaratório n° 9.808, dated April 28, 2008, herein represented in according with its regulations;

(2)	RED MOUNTAIN JET LLC, a company incorporated and existing under the laws of State of Delaware, with head offices at 16192 Coastal Highway, Lewes, Delaware 19958, United States of America, herein represented by its undersigned representatives (“Red Mountain”)

(3)	AMYRIS BIOTECHNOLOGIES, INC., a company incorporated and existing under the laws of the State of California, United States of America, with head offices at 5980 Hollis Street, Suite 100, Emeryville, California 94608, herein represented by its undersigned representatives (“ABI”);

And, as intervening parties,

(4)	AMYRIS BRASIL S.A., a company incorporated and existing under the laws of Brazil, with head offices in the city of Campinas, state of São Paulo, at Rua James Clerk Maxwell, n° 315, Techno Park, CEP 13069-380, registered with the CNPJ/MF under n° 09.379.224/0001-20, herein represented by its undersigned representatives (“AB” or the “Company”); and

(5)	STRATUS INVESTIMENTOS LTDA., Stratus’s administrator (administradora), a company incorporated and existing under the laws of Brazil, with head offices in the city of São Paulo, at Rua Funchal, 129, 13th floor, suite B, Vila Olímpia, registered with the CNPJ/MF under n° 02.263.285/0001-89, herein represented by its undersigned representatives (“SIL”).

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WHEREAS ABI and the Investors (as defined below) have made capital contributions into the Company and intend to establish the rules that shall govern their relationship as shareholders of the Company,

WHEREAS ABI and the Investors (as defined below) have made capital contributions into the Company and intend to establish the rules that shall govern their relationship as shareholders of the Company,

Now, therefore, the Parties hereby decide to enter into this Agreement, which shall be governed by the following terms and conditions:

SECTION ONE

DEFINITIONS AND INTERPRETATION

1.1     Definitions:

“AB” has the meaning set forth in the Preamble.

“AB Competitor” means any person or entity that has current or prospective business activities or interests that, in ABI’s reasonable judgment, are competitive with the business of the Company.

“AB Post-Money Valuation” means the sum of (i) the AB Pre-Money Valuation, (ii) the ABI Cash Contribution, and (iii) the Investors Cash Contribution.

“AB Pre-Money Valuation” means R$180,000,000 (one hundred and eighty million Brazilian Reais) which represents the value of the Company, agreed on by the Parties, after the ABI Technology Contribution and before the ABI Cash Contribution and the Investors Cash Contribution.

“ABI” has the meaning set forth in the Preamble.

“ABI Acceptance Period” has the meaning set forth in section 5.3(b) hereto.

“ABI BDRs” means Brazilian Depositary Receipts tracking to ABI stock that is issued and publicly traded in the United States.

“ABI Cash Contribution” means a cash contribution of US$ 10,000,000 (ten million United States dollars) to be made by ABI in AB.

“ABI Change of Control Notice” has the meaning set forth in section 7.1(i) hereto.

“ABI Conversion Notice” shall have the meaning set forth in the section 7.3 hereto.

“ABI IPO” means an initial public offering of the shares issued by ABI, at a value determined through a book-building process by internationally recognized investment banks to be selected by the ABI’s management, either relating to shares newly issued by ABI for the offering (primary offering) or shares held by ABI’s shareholders and publicly offered by such shareholders (secondary offering), or a combination of both.

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“ABI Offer Notice” has the meaning set forth in section 5.3(a) hereto.

“ABI Offered Shares” has the meaning set forth in section 5.4 hereto.

“Accepting Investors” has the meaning set forth in section 5.4(d) hereto.

“Acquisition Price” means the purchase price to be paid by the acquirer/buyer to the seller in connection with a Change of Control Event.

“Affiliate” of a certain Person (the “first Person”) means a Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the first Person.

“Agreement” has the meaning set forth in the Preamble.

“Amyris Renewable Products” means renewable chemical and fuel products to be manufactured by AB through the use of Amyris Technology under the terms and conditions set forth in the Technology License.

“Amyris Technology” means ABI’s proprietary microbial production technology which converts simple sugars derived from various plant sources, including sugarcane, into specific compounds of interest, with respect to which certain exclusive and non-exclusive rights were transferred by ABI to AB by means of the Technology License.

“Block Sale” means any individual sale or sequence of sales within a one (1)-year time frame, under which at least twenty percent (20%) of the Company’s shares are sold to one single entity or to a group of different entities subject to common Control.

“Board of Directors” means the board of directors (“Conselho de Administração”) of the Company.

“Board of Officers” means the board of officers (“Diretoria”) of the Company.

“Bovespa” means the São Paulo stock exchange (Bolsa de Valores, Mercadorias e Futuros - BM&FBovespa).

“Bovespa Mais” means a certain listing segment of Bovespa.

“Brazilian Civil Procedure Code” means law No. 5,869, enacted on January 11, 1973, as amended from time to time.

“Brazilian Corporation Law” means law No. 6,404, enacted on December 15, 1976, as amended from time to time.

“Business Plan and Budget” means a written two-(2)-year business, operational and strategic plan governing the operation of the Company, including strategic plans for capital requirements

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and capital expenditures for each of the two (2) years; a capital budget for each of the two (2) years; and an operating budget for the relevant year.

“Change of Control Event” means, with respect to an entity, (i) a merger, reorganization, consolidation or other transaction (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all outstanding equity securities of the entity is transferred by the holders of such entity’s outstanding shares (excluding a reincorporation to effect a change in domicile), (ii) a sale of all or substantially all of the assets of the entity, or (iii) any other transaction or series of related transactions, in which the entity’s shareholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty (50%) of the voting equity securities of the surviving corporation or its parent.

“Company” has the meaning set forth in the Preamble.

“Conditions for Distribution” means the following conditions necessary to allow AB to distribute capital (dividends or interest on capital (juros sobre capital próprio) to the Shareholders: (a) all legal requirements for distribution of capital under Brazilian laws, including the existence of net profits or distributable capital reserves, are complied with; and (b) the Company has cash immediately available for the distribution.

“Control” of an entity means the power to direct the management and policies of such entity and shall be presumed to exist upon ownership of securities entitling the holder thereof to exercise more than 50% (fifty per cent) of the voting power in the election of directors and in the decision of any strategic matter of such entity.

“Conversion Ratio” shall mean 0.28 (twenty-eight hundredths) shares of ABI per each 1 share of AB.

“Closing” means the date on which Stratus has made its capital contribution to the Company.

“Encumbrance” means any claim, charge, mortgage, lien, option, power of sale, usufruct, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“Investors” means, jointly, Stratus, Red Mountain and all the qualified third party investors appointed by ABI, SGC or SIL, which are on this date or become a direct or indirect shareholder of the Company, who shall invest the Investors Cash Contribution.

“Investors Acceptance Period” has the meaning set forth in section 5.4(b) hereto.

“Investors Cash Contribution” means the capital investments in AB that the Investors are entitled to make in an amount up to the lesser of (i) US$ 32,500,000 (thirty-two million, five hundred thousand United States dollars), and (ii) that amount equal to twenty percent (20%) of the AB Post-Money Valuation (as defined above).

“Investor Offer Notice” has the meaning set forth in section 5.4(a) hereto.

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“Investor Offered Shares” has the meaning set forth in section 5.3 hereto.

“IPO” means the initial public offering of Shares of the Company, at a value determined through a book-building process by internationally recognized investment banks to be selected by the Company, either relating to Shares newly issued by the Company for the offering (primary offering) or Shares held by the Shareholders and publicly offered by such Shareholders (secondary offering), or a combination of both, after which the Company shall be listed at Bovespa.

“Minimum Future AB Pre-Money Valuation” means an amount representing the value of the Company, according to which the Investors’ equity participation in AB would value more than the Minimum Investors’ Return in Brazilian Reais.

“Minimum Investors’ Return” means the amount invested by the Investors in AB in Brazilian Reais, plus 8% (eight per cent) per year.

“Off-Exchange Sale” means any sale of the Company’s shares, after the Company is publicly listed and traded in Brazil, that is not within Bovespa.

“Parties” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or subdivision thereof, or any other entity.

“Put Option Price” means the lower of (i) the Minimum Investors’ Return; and (ii) the total amount of proceeds actually received by ABI from a third party acquirer or from AB, in connection with a Change of Control Event relating to the Company.

“Red Mountain” has the meaning set forth in the Preamble.

“Related Party” means, with respect to any Person, (i) its Affiliates, (ii) a spouse, parent, grandparent, descendant or sibling of such Person, (iii) any other Person owning twenty percent (20%) or more of the issued and outstanding equity securities of such Person, and (iv) any other Person Controlled by the Affiliates of such Person.

“Related Party Transaction” means any transaction between the Company, on the one hand, and any Related Party, on the other hand, or entered into by the Company for the benefit of a Related Party.

“Rules of Arbitration” has the meaning set forth in section 12.2 hereto.

“Shareholders” means the shareholders of AB, which are subject to the terms and conditions of this Agreement.

“Shareholders’ Meeting” means a shareholders’ meeting of the Company, either annual (ordinary) or extraordinary.

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“Share” means a common share issued by the Company and held by the Shareholders as well as any other shares issued by the Company which the Shareholders may subscribe, receive or otherwise acquire in the future during the term of this Agreement.

“SGC” has the meaning set forth in the Preamble.

“SIL” has the meaning set forth in the Preamble.

“Stratus” has the meaning set forth in the Preamble.

“Tag Along Notice” has the meaning set forth in section 5.5(a) hereto.

“Tag Along Right” has the meaning set forth in section 5.5 hereto.

“Technology License” means that certain Technology License Agreement between ABI and the Company effective as of March 27, 2008.

“Third Party Acquirer” has the meaning set forth in section 5.8 hereto.

“Total Contribution Amount” means that amount equal to (i) the ABI Cash Contribution, plus (ii) the Investors Cash Contribution.

“Transfer” (including the terms “Transfer”, “Transferring” and “Transferred”) means (i) any direct or indirect transfer, sale, assignment (including assignment of pre-emptive rights), exchange, donation or other disposition of any kind, voluntary or involuntary, contingent or non-contingent, including any transfer, sale, assignment, exchange, donation or other disposition of any kind that results from the foreclosure of any pledge, mortgage, grant of security interest or Encumbrance, or in connection with any merger, consolidation, spin-off, reorganization, amalgamation, issuance of equity securities or other transactions having a similar effect, (ii) entering into any agreement for the direct or indirect transfer of the voting rights attached to any Shares; and (iii) any agreement (whether or not subject to conditions) to do or create or grant any of the foregoing.

1.2     Interpretation.

A reference in this Agreement to the singular includes a reference to the plural and vice versa. The term “including” shall be deemed to be followed by the phrase “but not limited to”. The words “hereof’, “herein”, “hereto”, “hereunder” and similar words refer to this Agreement as a whole. The headings of this Agreement are included for convenience purposes only and are to be ignored in the interpretation of this Agreement.

SECTION TWO

PURPOSE OF THE COMPANY AND SCOPE OF THIS AGREEMENT

2.1     Purpose of the Company.

The Company’s purpose is to (i) acquire an ownership interest in certain sugar and ethanol assets in Brazil and convert a portion of the production capacity of such assets to the production of

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Amyris Renewable Products, and (ii) provide other Brazilian sugar and ethanol mills with access to the Amyris Technology for the production of Amyris Renewable Products.

2.2       Scope of this Agreement.

The scope of this Agreement is to establish the terms and conditions that shall rule the relationship of the Shareholders of the Company, including: (i) management and corporate governance of the Company, (ii) voting rights, (iii) conditions applicable to the Transfer of Shares, and (iv) a possible IPO of the Company.

2.2.1    Capital ownership

For future reference regarding the capital ownership of the Company, parties should refer to the copy of the Company’s share registry book as of this date, which is attached to this Agreement as Exhibit I.

SECTION THREE

SHAREHOLDERS’ MEETING

3.1       Shareholders Meetings.

Annual Shareholders’ Meetings shall take place in the head offices of the Company, within four (4) months following the end of each fiscal year, and extraordinary Shareholders’ Meetings may take place whenever called by any member of the Board of Directors or in accordance with article 123 of the Brazilian Corporation Law.

3.2       Shares Representation.

Each Share shall represent 1 (one) vote at any Shareholders’ Meeting and the Shareholders agree not to adopt multiple vote provisions under article 141 of the Brazilian Corporation Law. Except as may be otherwise expressly stated herein, in the Company’s by-laws, in the Brazilian Corporation Law or in any other applicable laws, resolutions passed at any Shareholders’ Meeting shall require the approval of the Shareholders holding a simple majority of the Shares authorized and entitled to vote.

3.3       Matters Subject to the Shareholders’ Meeting.

Subject to section 3.4 below, the following matters shall be decided by the Shareholders in a Shareholders’ Meeting, without prejudice to other matters attributed to the Shareholders’ Meeting by the Brazilian Corporation Law:

(i)	amendment to the by-laws of the Company;

(ii)	any capital increase and the issuance of new shares by the Company, whenever such capital increase is greater than the authorized capital (capital autorizado) set forth in the Company’s by-laws and the price per share is equal to or greater than the price paid by Stratus on December 22nd, 2009, as well as issuance of other securities;

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(iii)	any capital reduction of the Company;

(iv)	election of the members of the Board of Directors of the Company, with due regard to the provisions set forth in section 4.1 below;

(v)	approval of bonus, stock option or similar plans or schemes for the employees and managers of the Company, and any amendment of the foregoing, with due regard to section 4.7 below;

(vi)	approval of any dividend policy and any amendments to the foregoing;

(vii)	specific approval of the distribution of dividends in a given year by the Company, in accordance with the applicable dividend policy; and

(viii)	decision to carry out the IPO, with due regard to the provisions set forth in section 6.1 below.

3.4     Supermajority Approvals.

The following matters shall be decided in a Shareholders’ Meeting by Shareholders holding at least 85% (eighty-five per cent) of the total corporate capital of the Company:

(i)	dissolution or liquidation of the Company;

(ii)	merger, transformation, amalgamation or spin-off of the Company;

(iii)	request for bankruptcy, as well as for judicial or non-judicial recovery (recuperação judicial ou extrajudicial); and

(iv)	any capital increase and the issuance of new shares by the Company, whenever such capital increase is greater than the authorized capital (capital autorizado) set forth in the Company’s by-laws and the price per share is lower than the price paid by Stratus on December 22nd, 2009.

3.5.    Authorized Capital.

The Shareholders agree that they shall not amend the bylaws of the Company to exclude or reduce the amount of the Company’s authorized corporate capital established on December 22nd, 2009.

SECTION FOUR

MANAGEMENT

4.1     Management.

The management of the Company shall be carried out by the Board of Directors and the Board of Officers in accordance with the provisions set forth in this Section Four.

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4.2      Board of Directors.

The Board of Directors shall be responsible for the supervision of the management of the Company, for strategic and policy decisions, and other tasks and matters allotted to the Board of Directors by the laws of Brazil, this Agreement and the by-laws of the Company.

4.3      Election of the Board of Directors.

The Board of Directors shall consist of 5 (five) directors appointed as follows: (i) ABI shall be entitled to appoint 3 (three) directors; (ii) the Investors shall be entitled to appoint 1 (one) director as long as the amount of Investors’ cash contribution into the Company corresponds to at least 10% (ten per cent) of the sum of the Total Contribution Amount and all future contributions made into the Company, provided that all Investors shall vote as block to elect such director; and (iii) 1 (one) independent director, with substantial experience in the Brazilian sugar and ethanol sector, shall be unanimously appointed by the other directors. The Shareholders’ undertake to approve the election of the directors appointed in accordance with the conditions established in this section, for a term of office of 2 (two) years, being re-election permitted.

4.3.1     Resignation of the Director Appointed by the Investors.

Whenever the amount of the Investors’ cash contribution into the Company falls below 10% (ten per cent) of the sum of the Total Contribution Amount and all future contributions made into the Company, the Board of Directors may require the resignation of the director appointed by it, in which case the Board of Directors will consist of 4 (four) directors after the resignation.

4.3.2     Observer Seat at the Board of Directors.

4.3.2.1 Stratus.

Whenever Stratus is not able to elect a member of the Board of Directors, it shall be entitled to 1 (one) non-voting observer at the Board of Directors.

4.3.2.2 Red Mountain.

As long as Red Mountain is a Shareholder of the Company, it shall be entitled to 1 (one) non-voting observer at the Board of Directors.

4.4      Matters Subject to the Board of Directors.

The matters below shall be subject to the approval of the simple majority of the members of the Board of Directors:

(i)	any capital increase and the issuance of new shares by the Company, whenever such capital increase is lower than or equal to the authorized capital (capital autorizado) set forth in the Company’s by-laws and the price per share is equal to or greater than the price paid by Stratus on December 22nd, 2009;

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(ii)	the sale or disposal of any assets of the Company in an amount of over R$ 250,000 (two hundred and fifty thousand Brazilian Reais);

(iii)	the assumption of any obligations by the Company in an amount of over R$ 1,000,000 (one million Brazilian Reais), except for any obligation that requires the unanimous consent of the Board of Directors pursuant to section 4.4.1 below;

(iv)	approval of the Company’s Business Plan and Budget;

(v)	creation of Encumbrances over the Company’s assets that are not provided for in the annual budget;

(vi)	appointment and replacement of the officers of the Company, with due regard to section 4.6 below;

(vii)	approval of the policies of the Company (finance and investments, people and organization, insurance, legal affairs etc.);

(viii)	approval of material commercial and operational decisions related to the use of the Amyris Technology;

(ix)	any Related Party Transaction; and

(x)	approval of any contract entered into by AB related to the use of the Amyris Technology or the manufacture, marketing, sale or distribution of Amyris Renewable Products, and/or any other products or services made through the use of Amyris Technology or otherwise in connection with the rights granted under the Technology License.

4.4.1     Matters Subject to the Unanimous Approval of the Board of Directors.

The matters below shall be subject to the approval of all of the members of the Board of Directors:

(i)	any capital increase and the issuance of new shares by the Company, whenever such capital increase is lower than or equal to the authorized capital (capital autorizado) set forth in the Company’s by-laws and the price per share is lower than the price paid by Stratus on December 22nd, 2009;

(ii)	the contracting of loans or the entering into other financial obligations by the Company in an amount that exceeds, individually or in the aggregate in any period of 12 (twelve) months, 100% of the Company’s paid in equity;

(iii)	any sale or Transfer of assets by the Company in an amount that exceeds, individually or in the aggregate in any period of 12 (twelve) months, 15% (fifteen percent) of the Company’s paid in equity;

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(iv)	replacement of the auditors of the Company for auditors that are not within the “Big Four” accounting firms (namely PricewaterhouseCoopers, KPMG, Deloitte and Ernst & Young and their respective successors in title); and

(v)	termination of the Technology License.

4.5      Board of Officers.

The initial Board of Officers shall consist of either one Chief Executive Officer (“CEO”) or one officer superintendent (Diretor Superintendente), one Financial Officer (Diretor Financeiro) and such additional senior management as may be necessary. The Board of Officers shall be responsible for routine management of the activities of the Company. The members of the Board of Officers shall perform their duties in accordance with applicable laws, the by-laws of the Company, and any internal guidelines of the Company (including instructions given by the Board of Directors). The Board of Directors may alter the composition of the Board of Officers from time to time by majority vote.

4.6      Election of the Board of Officers.

The CEO and the Financial Officer must be approved by the unanimous vote of the Board of Directors, while the other members of the Board of Officers must be approved by the majority of the Board of Directors.

4.7      Management Incentive Program.

The Shareholders’ Meeting shall approve an equity incentive plan of up to 5% of the fully diluted equity of the Company, if there is any dilution, to be set forth in the Company’s by-laws, consisting of options to purchase Shares of the Company to be issued through a capital increase within the Company’s authorized capital (capital autorizado) or other type of incentive plans as proposed by the Board of Directors. In the event Shares are issued and acquired by the Company’s managers under an incentive plan, such Shares shall be subject to the conversion rights and obligations set forth in Section Seven hereof.

4.8      D&O Insurance.

The Shareholders shall cause the Company to contract D&O insurance for all of the members of the Board of Directors and of the Board of Officers, in accordance with market terms.

SECTION FIVE

TRANSFER OF SHARES

5.1      General Restriction and Lock-Up Periods.

(a)

Except for Transfer of Shares by Shareholders to any of its Affiliates, no Shareholder may Transfer any Shares issued by the Company, except in accordance with the provisions of this Section Five. Any attempt by a Shareholder to Transfer any of its Shares without compliance with this Agreement shall be null and void ab initio, and the Company shall not give any effect to such attempted Transfer in its books and records.

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The transferee of any Shares Transferred by a Shareholder in violation of this Agreement shall not be entitled to (i) any right, title and interest in or to such Shares, (ii) any rights to vote such Shares, or (iii) any distributions in respect thereof.

(b)	Transfer at any time of Shares of the Investors to funds, vehicles or investment accounts managed by SGC or SIL shall be allowed at any time, as long as there is no change of the final beneficiary of such Investors.

(c)	Conversion of Shares of the Investors into shares of ABI pursuant to Section Seven shall be allowed at any time.

(d)	For the avoidance of doubt, a Change of Control Event of ABI shall not be considered a Transfer of AB’s Shares.

(e)	From December 22nd, 2009 and until 18 (eighteen) months after the Closing, no Shareholder shall be permitted to Transfer its Shares to any third party. Additionally, until June 30, 2013, the Investors shall not be permitted to Transfer their Shares to an AB Competitor, unless the Company becomes publicly listed and traded in Brazil during that period, in which case such restriction shall not apply with respect to any Off-Exchange Sales that are not Block Sales.

5.2      Preemptive Rights.

The Shareholders will have preemptive rights to purchase any equity or convertible debt security issued and offered by the Company from time to time so as to maintain their pro rata ownership in the Company, in accordance with article 171 of the Brazilian Corporation Law, except for cases of issuance of shares by the Company under a management stock option plan, being certain that the Shareholders may transfer such rights to Affiliates or vehicles under common control, subject to the transfer restrictions set forth in this Agreement.

5.3      Right of First Refusal for Acquisition of the Investors’ Shares.

If any Investor wishes, directly or indirectly, to Transfer some or all of its Shares (the “Investor Offered Shares”), it must offer such Investor Offered Shares to ABI in accordance with the following provisions:

(a)	The Investor shall deliver a notice (“ABI Offer Notice”) to ABI stating (i) its bona fide intention to offer such Investor Offered Shares, (ii) the number of such Investor Offered Shares to be offered, (iii) the price and terms, if any, upon which it proposes to offer such Investor Offered Shares, and (iv) when applicable, the identity of any third party who has offered to buy such Investor Offered Shares and a copy of the offer received from such third party, as long as ABI accepts in writing to be subject to the confidentiality requirements established by the Investor and the third party.

(b)

The Investor’s offer shall remain effective for acceptance by ABI for a period of 30 (thirty) days, as of the date of receipt of the Offer Notice, unless earlier waived by AIM (the “ABI Acceptance Period”). During the ABI Acceptance Period, ABI shall have the right to accept all, but not less than all of the Investor Offered Shares, by giving written

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notice to the Investor who wishes to sell its Shares. The failure by ABI to reply to the ABI Offer Notice within the ABI Acceptance Period shall be deemed as the non-exercise of its right of first refusal.

(c)	If ABI does not exercise its right of first refusal, the Investor shall have the right, exercisable not later than 90 (ninety) days following the expiration of the ABI Acceptance Period, to consummate the Transfer of the Investor Offered Shares to a third party on the same terms and conditions of the offer presented to ABI in the ABI Offer Notice. If the Investor does not consummate such Transfer within such 90 (ninety) day period, the Investor Offered Shares shall again be subject to the terms, conditions and restrictions set forth in this section 5.3.

5.4      Right of First Refusal for Acquisition of ABI’s Shares.

If ABI wishes, directly or indirectly, to Transfer some or all of its Shares (the “ABI Offered Shares”), it must offer such ABI Offered Shares to the Investors in accordance with the following provisions:

(a)	ABI shall deliver a notice (“Investors Offer Notice”) to the Investors stating (i) its bona fide intention to offer such ABI Offered Shares, (ii) the number of such ABI Offered Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such ABI Offered Shares and (iv) when applicable, the identity of any third party who has offered to buy such ABI Offered Shares and a copy of the offer received from such third party, as long as the Investors accept in writing to be subject to the confidentiality requirements established by ABI and the third party.

(b)	ABI’s offer shall remain effective for acceptance by the Investors for a period of 30 (thirty) days, as of the date of receipt of the Investors Offer Notice, unless earlier waived by the Investors and subject to the additional term provided for in section 5.4(d), if applicable, (the “Investors Acceptance Period”). During the Investors Acceptance Period, the Investors shall have the right to accept all, but not less than all of the ABI Offered Shares, by giving written notice to ABI. The failure by the Investors to reply to the Investors Offer Notice within the Investors Acceptance Period shall be deemed as the non-exercise of the right of first refusal by the Investors.

(c)	If the Investors do not exercise their right of first refusal, ABI shall have the right, exercisable not later than ninety (90) days following the expiration of the Investors Acceptance Period, to consummate the Transfer of the ABI Offered Shares to a third party on the same terms and conditions of the offer presented to the Investors in the Investors Offer Notice. If ABI does not consummate such Transfer within the mentioned ninety (90) day period, the ABI Offered Shares shall again be subject to the terms, conditions and restrictions set forth in this section 5.4.

(d)

Each Investor shall have the right to accept to acquire a number of the ABI Offered Shares proportional to their equity participation in the Company. If one or more Investors accept to acquire their pro rata share of the ABI Offered Shares (the “Accepting Investors”), but one or more Investors refuse to acquire such Shares, then the Accepting

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Investors shall have the right to acquire the refused part of the ABI Offered Shares, also on a pro rata basis, according to their equity participation in the Company. The Accepting Investors shall have additional 15 (fifteen) days to accept to acquire all remaining ABI Offered Shares. The failure by the Accepting Investors to accept all, but not less than all remaining ABI Offered Shares within such additional period shall be deemed as the non-exercise of all Investors’ right of first refusal under this section 5.4.

5.5      Tag Along Rights.

If, subject to the provisions of sections 5.3 or 5.4 above, ABI decides to Transfer the Control of the Company to a third party, other than to an Affiliate and in a way that ABI ceases to hold the direct or indirect Control of the Company, in one transaction or in a series of transactions (whether related or not), by contract or otherwise, each of the Investors shall have the right to sell all of its Shares to the same third party, together with the Shares Transferred by ABI, at the same terms, conditions, price and form of payment (“Tag Along Right”), according to the following procedure:

(a)	ABI shall present to the Investors a notice, which shall include the identity of the acquiring third party, the proposed sale price per Share and any other terms and conditions of the intended Transfer, including a copy of the offer received by ABI, when applicable (“Tag Along Notice”).

(b)	Each of the Investors shall have the right to exercise its Tag Along Right during a period of 30 (thirty) days, as of the date of receipt of the Tag Along Notice, by giving written notice to the transferring Shareholder, being the failure of doing so interpreted as non-exercise of such right.

5.6      Drag Along Rights.

If, subject to the provisions of section 5.4 above and section 5.8 below, ABI decides to Transfer all of its Shares to any third party, ABI may compel all the Investors to sell all of their Shares to the same third party, together with the Shares Transferred by ABI, at the same terms, conditions, price and form of payment. ABI shall provide the identity of any third party who has offered to buy its Shares and a copy of the offer received from such third party, as long as the Investors accept in writing to be subject to the confidentiality requirements established by ABI and the third party.

For ABI to be able to exercise the Drag Along Rights provided for in this section, the price to be paid to each of the Investors for the Shares to be transferred upon such exercise may not be lower than their pro rata share of the Put Option Price provided for on section 5.8, The Change of Put Option Price provided for on section 5.8.1 shall also be applicable in case of exercise of Drag Along Rights under this section.

5.7      Adhesion to this Agreement.

No Transfer of Shares shall be allowed if the potential transferee refuses to adhere fully to this Agreement.

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5.8      Change of Control of AB.

If the Company undergoes a Change of Control Event in which the Investors’ pro rata share of the Acquisition Price is lower than the Minimum Investors’ Return, each Investor will have a put option against ABI. Such put option will be exercisable within 10 (ten) days, as of the receipt by the Investors of a notice sent by ABI informing that it has received a binding offer from one or more third parties willing to acquire the control of AB through a Change of Control Event (the “Third Party Acquirer”), and will entitle the Investors to sell all their Shares to ABI, for a total amount equal to the Put Option Price. Each of the Investors shall have the right to receive from ABI its pro rata share of the total Put Option Price, in accordance with its respective equity participation in AB determined as of the date the put option is exercised. The Put Option Price shall be paid by ABI to each Investor within 5 (five) business days of receipt by ABI of the effective payment, made by the Third Party Acquirer or by AB, of the sale proceeds arising from said Change of Control Event.

5.8.1    Change of Put Option Price.

In the event AB is valued at the Minimum Future AB Pre-Money Valuation in connection with a Change of Control Event or an IPO of AB, the price of the put option held by the Investors, in the situation described in this section 5.8, shall be the lower of (i) the amount invested by the Investors in AB in Brazilian Reais; and (ii) the total amount of proceeds actually received by ABI from a third party acquirer or from AB, in connection with a Change of Control Event relating to the Company.

SECTION SIX

INITIAL PUBLIC OFFERING OF AB

6.1      Approval of the IPO.

The Shareholders hereby commit to vote in a Shareholders’ Meeting in order to approve an IPO of the Company, after 4 (four) years of the Closing, as long as market conditions are favourable for an IPO, as determined by an internationally recognized investment bank to be selected by the Board of Directors.

6.2      Lock-Up after the IPO.

The Shareholders undertake to comply with written any recommendations of the investment bank coordinating the IPO relating to restrictions on Transfer of shares during a certain period following the IPO, such recommendations aimed at maximizing the shares’ price at the IPO, provided, however, that following such period, the Investors shall be immediately released from the lock-up established under section 5.1 above.

6.3      Secondary Offers by the Shareholders.

In the event the investment bank coordinating the IPO recommends that the IPO may include the offer of shares held by the shareholders (secondary offering), each of the Investors shall have the right to participate of such secondary offering, through the public offer of their Shares jointly with the Company’s primary offer at the time of the IPO, pro rata to their then stock ownership.

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SECTION SEVEN

EFFECTS OF ABI CHANGE OF CONTROL EVENT AND ABI IPO

7.1      ABI Change of Control Event.

Subject to the restrictions on the transfer of the Shares set forth in Section Five above, if ABI undergoes a Change of Control Event, the following provisions shall apply:

(i)	Each of the Investors shall have the right to convert all, and not less than all of its Shares in AB to shares of ABI common stock at the Conversion Ratio by providing written notice to ABI of its desire to carry out the conversion within ten (10) business days of receipt of a written notice by ABI, explaining the general terms of the transaction underlying the Change of Control Event, the identification of the potential acquirer(s), the expected closing date and the consideration to be provided for the acquisition of Control in AB (“ABI Change of Control Notice”);

(ii)	In the case described in item “i” above, the Investors shall become shareholders of ABI after the conversion and before the Change of Control Event and will be able to sell their equity interest in ABI under the same conditions granted to other common stock holders of ABI within the Change of Control Event.

7.2      ABI IPO.

Subject to the restrictions on the transfer of AB’s Shares set forth in Section Five above, in the event of an ABI IPO, each of the Investors shall have the following rights:

(i)	The right to exchange some or all of its Shares in AB for restricted shares of ABI common stock at the Conversion Ratio, by providing written notice to ABI of its desire to carry out the conversion, such notice to be delivered within ten (10) business days of receipt of a written notice informing the Investors about the ABI IPO which will be issued by ABI promptly after the relevant underwriter is chosen and a registration statement is filed with the United States Securities Exchange Commission, being certain that any such notice by the Investors shall be binding upon them after delivery, and that once the conversion is completed the Investors shall be subject to the lock-up requirements and any plan of sale requirements imposed by the underwriters of ABI. Notwithstanding the foregoing, the Investors acknowledge and agree that the shares of ABI to be received pursuant to this section 7.2(i) shall not be registered as secondary shares in the ABI IPO unless and to the extent determined by ABI in consultation with the relevant underwriter and as allowed by all applicable laws. In the event that the finance liquidation of the IPO does not occur for any reason within 12 (twelve) months as of the delivery of the notice mentioned above by the Investors to ABI, the Investors shall have the right to cancel the exchange of the applicable Shares for registered shares of ABI and to receive back its Shares issued by AB, at ABI’s expense, and the Parties hereby agree to take all measures necessary or required in order to implement the foregoing; and

(ii)	Notwithstanding the foregoing, in the event the Parties and ABI’s Board of Directors agree to convert ABI’s investment in AB into BDRs, the Investors shall have the right to convert their AB Shares into ABI BDRs at the Conversion Ratio after the completion of an ABI IPO.

Execution Version

7.3.      ABI’s Call for Conversion.

ABI shall have the right to require the Investors to exchange some or all of their Shares in AB for restricted shares of ABI common stock, at the Conversion Ratio, in the event ABI is valued at least U.S.$ 500,000,000 (five hundred million United States dollars) in connection with an ABI IPO or an ABI Change of Control Event. In that case, ABI shall provide written notice to the Investors of its desire to carry out the conversion no later than ten (10) days prior to the closing of the transaction in connection with which the conversion is being required (the “ABI Conversion Notice”). The conversion will be effective immediately prior to the closing of the relevant transaction. The Investors shall (i) enter into the applicable agreement for effecting the conversion (in reasonable form provided by ABI), (ii) in the event the triggering transaction is an ABI IPO, enter into any lock-up agreement and/or plan of sale documents required by the underwriters, and (iii) enter into and deliver such other documents as are necessary to cause the relevant transaction to be completed. The Investors further agree to provide such information as may be requested by ABI to ensure compliance with all applicable laws, including securities laws. Each Party agrees to take such further actions as are necessary to cause the conversion of shares to be consummated.

7.3.1	Each Party agrees to use reasonable efforts to cause the conversion of shares to be consummated in such a way that would maximize benefits for each of the Parties.

7.3.2	In the event the conversion required under this section 7.3, cannot be carried out due to regulatory restrictions applicable to ABI or one of the Investors, the parties shall use reasonable efforts to agree on a mechanism, within 30 (thirty) days of receipt of the ABI Conversion Notice, by which the Investors would (i) cease to be shareholders of AB; and reach the same economic results as if they had converted their Shares into shares of ABI as provided herein. In any case, no regulatory restriction applicable to the Investors, nor the failure of any of the Investors to comply with any obligation provided for in the Agreement, especially those provided for in this Section 7.3 shall prevent ABI from exercising the right set forth in this section.

SECTION EIGHT

RIGHT TO CONVERT INTO ABI STOCK

8.1.      Right to Convert into ABI stock

(i)	In case, by December 31, 2012, any of the Investors who remain as Shareholders of AB, having not converted their shares in AB to shares of ABI common stock pursuant to Section 7.1 in connection with a Change of Control of ABI, or pursuant to Section 7.2 or Section 7.3 in connection with an ABI IPO, such Investor will have the right to convert its Shares of AB into shares of ABI common stock, at the Conversion Ratio, subject to compliance by ABI and the Investors with all applicable laws (including securities laws).

Execution Version

(ii)	The Investors will have fifteen (15) days from the abovementioned date to provide ABI with notice of their intention to convert their Shares of AB into shares of ABI common stock. ABI shall endeavor to use reasonable efforts to carry out the exchange of shares within ninety (90) days after the deadline provided for in this paragraph has elapsed.

8.2      The Parties agree that the right of the Investors to convert their Shares of into shares of ABI common stock, provided for in section 8.1 above, is fully conditioned and inherent to the fact that they are (i) shareholders of AB and (ii) part of this Agreement, so that this right, as well as any other rights or obligations arising out of this Agreement may not be transferred to any third party without the Parties’ prior consent. Any assignment of rights in disregard with this provision shall be rendered null and void.

SECTION NINE

INFORMATION RIGHTS

9.1.     Information Rights.

The following information rights shall apply to AB and to the Investors.

(i)	The right to receive AB’s annual unaudited financial statements before March 15th of the subsequent year and audited financials as soon as they are available;

(ii)	Forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, the right to request and receive financial and operational reports relating to a certain month;

(iii)	At each Party’s own expense, upon reasonable advanced notice and during normal business hours: (A) the right to inspect AB’s facilities; (B) the right to inspect AB’s books and records; and (C) reasonable access rights to members of AB’s management team.

SECTION TEN

CORPORATE GOVERNANCE STANDARDS

10.1     Corporate Governance Standards.

The Company and its management shall follow the best practices of corporate governance, following the requirement of Bovespa Mais, including in relation to transparency and reporting, and shall adopt the following practices:

(i)	During the first year following December 22nd, 2009, the Company shall hold at least ten meetings of the Board of Directors per year;

(ii)	After the period mentioned in “i” above, if approved by an unanimous vote of the Board of Directors, the Company shall hold at least quarterly meetings of the Board of Directors per year;

Execution Version

(iii)	The agenda with matters to be discussed in meetings of the Board of Directors shall be distributed to its member with 8 (eight) days in advance;

(iv)	The meetings of the Board of Directors may be carried out through videoconference or teleconference;

(v)	Monthly the management of the Company shall inform the Shareholders about revenues, cash and debt position on a monthly basis.

SECTION ELEVEN

SPECIFIC PERFORMANCE

11.1    Specific Performance.

The Shareholders agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any Shareholder, damages would not be an adequate remedy and, therefore, each of the other Shareholders shall be entitled to specific performance and injunctive relief, in addition to any other remedy to which it may be entitled, by law or in equity; and the Shareholders further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Shareholders agree that all of the obligations undertaken by them hereunder are subject to, and shall enjoy the benefit of specific performance in accordance with Articles 461, 466-A and 466-B of the Brazilian Civil Procedure Code.

SECTION TWELVE

GENERAL PROVISIONS

12.1    Entire Agreement.

This Agreement shall constitute the entire agreement between the Parties hereto and supersede and replace all other agreements and understandings, verbal or written, among the Parties with respect to the subject matter of this Agreement. No amendment or modification of any provision of this Agreement shall be effective unless it is done in writing and signed by each of the Parties.

12.2    Severability.

The invalidity of one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole unless the invalid provision was of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provision. The Parties shall negotiate in good faith to substitute any invalid provisions with other provisions that may substantially achieve their original intentions.

12.3    Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The

Execution Version

failure of any Party at any time to enforce any provision of this Agreement shall not in any way affect its rights to require performance thereof, nor shall the waiver of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any such provision or as a waiver or a novation (novação) of the provision itself.

12.4    Assignment.

No Party may directly or indirectly transfer any of its rights and obligations under this Agreement to any third party, without the prior written consent of the other Party, except that (i) any person may acquire the Shares in compliance with the provisions of Section Five hereto, and then adhere to this Agreement, and (ii) that Stratus may transfer any of its rights and obligations under this Agreement to any of its Affiliates without the need of prior written consent of the other Parties.

12.5    Costs and Expenses.

Each Party shall bear all costs and expenses incurred by it in connection with the preparation, negotiation and delivery of this Agreement. However, AB shall either pay directly or reimburse the Investors and ABI (the latter at ABI’s own election) for reasonable transaction-related expenses, not to exceed R$ 250,000 (two hundred and fifty thousand Brazilian Reais) for each of ABI and the Investors. In the case of ABI, reasonable transaction related expenses shall be deemed to include any IOF or similar taxes associated with the ABI Cash Contribution.

12.6    Notices.

All notices, requests, claims and other communications hereunder shall be in writing and communicated to the receiving party either by hand, or sent by registered mail, electronic mail or facsimile and addressed as follows or to such other addresses as may from time to time be notified by any Party to the other Party:

If to ABI:

AMYRIS BIOTECHNOLOGIES, INC.

Address: 5885 Hollis Street, Suite 100, Emeryville, California 94608, USA

Telephone: +1 510 740-7416

Fax: +1 510 842 1460

E-mail: tompkins@amyris.com

Attn: Tamara Tompkins - General Counsel

If to Stratus:

FUNDO MÚTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS

STRATUS GC III

Address: Rua Funchal, 129, 13 th floor, São Paulo, SP, Brazil

Telephone: +55 11 2166-8800

Fax: +55 11 2166-8801

E-mail: acamoes@stratusbr.com

Attn: Alberto Camões

Execution Version

Copy to:

MACHADO, MEYER, SENDACZ E OPICE ADVOGADOS

Address: Avenida Brigadeiro Faria Lima, 3144, 11th floor

Telephone: +55 11 3150-7647

Fax: +55 11 3150-7071

E-mail: mau@mmso.com.br

Attn.: Mauro Cesar Leschziner

If to AB:

AMYRIS BRASIL S.A.

Address: Rua James Clerk Maxwell, 315, Campinas, SP, Brazil

Telephone: +55 19 3783-9450

Fax: +55 19 3283-0005

E-mail: collier@amyris.com

Attn: Roel Collier

If to Red Mountain:

PEDRO PAULO FALLEIROS DOS SANTOS DINIZ

Address: Rua Jerônimo da Veiga, 384, 3rd floor

Telephone: +55 11 3705-5161

Fax: + 55 11 3702-5112

E-mail: pedro@ppdholding.com

Copy to:

KLA- KOURY LOPES ADVOGADOS

Address: Avenida Brigadeiro Faria Lima, 1355, 18th floor

Telephone: +55 11 3799-8118

Fax: +55 11 3799-8200

E-mail: mcortez@klalaw.com.br

Attn.: Mariana Machado Cortez

12.6.1  Delivery of Notice.

Any notice served by hand shall be deemed to have been served upon delivery. Any notice served by prepaid registered mail shall be deemed to have been served upon evidenced receipt. Any notice served by e-mail or facsimile shall be deemed to have been served when sent, provided that evidence has been produced showing that the notice has been sent to the facsimile number/e-mail address, as indicated in this Agreement.

12.6.2  Change of Data.

In case of any change of data, if the new information is not notified by the relevant Party to the other Party, all notices sent to the previous addresses shall be deemed to have been duly served.

Execution Version

12.7    Language.

This Agreement shall be executed in the English and Portuguese languages, provided that the English version shall prevail, including in arbitration, and excluding when in proceedings before Brazilian courts, in which the Portuguese version shall prevail.

SECTION THIRTEEN

GOVERNING LAW AND DISPUTE RESOLUTION

13.1    Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Brazil.

13.2    Dispute Resolution.

Any dispute, controversy or claim by and among the Parties to this Agreement, arising out of or relating to this Agreement, or the breach, termination or validity hereof, shall be settled by arbitration in accordance with the Rules of Arbitration of the Câmara de Comércio Brasil-Canadá (the “Rules of Arbitration”). The decision of the arbitrators shall be final and binding upon the Parties with no further appeal, recourse or review. Until such decision, the Parties agree to keep the arbitration procedure on a confidential basis, except to the extent necessary for any interim or conservatory measures permitted under the Rules of Arbitration.

13.2.1  Arbitration Place.

The place of arbitration shall be in the City of São Paulo, State of São Paulo, Brazil, where the arbitration award shall be rendered.

13.2.2  Arbitration Language.

The language of the arbitration shall be English.

13.2.3  Judicial Measures.

Without prejudice to this section 13.2 and without limiting any other powers the arbitrators may have, the Parties remain fully entitled to request judicial measures: (a) in order to obtain preliminary and urgent measures (medidas cautelares) prior to the formation of the arbitral tribunal, and such judicial recourse shall not be interpreted as a waiver of the arbitration as set forth in this section; and (b) to enforce any arbitral decision, including the final award. For that purpose, the Parties elect the courts of the city of São Paulo, State of São Paulo, Brazil, being waived any other no matter how privileged it may be. The Parties recognize that any provisional or urgent matter granted by judicial courts shall be, necessarily, reviewed by the arbitral tribunal, which shall decide on its ratification, revision or cancellation.”

12.      Language. This Amendment shall be executed in the English and Portuguese languages, provided that the English version shall prevail, including in arbitration, and excluding when in proceedings before Brazilian courts, in which the Portuguese version shall prevail.

Execution Version

In witness whereof, this Amendment is executed in 5 (five) counterparts of the same form and content, in the City of São Paulo, State of São Paulo, Brazil, on May 26, 2010.

PARTIES:

/s/ [illegible]
RED MOUNTAIN JET LLC

/s/ [illegible]
FUNDO MÚTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS STRATUS GC III BY ITS MANAGER STRATUS GESTÃO DE CARTIEIRAS LTDA.

/s/ [illegible]
AMYRIS BIOTECHNOLOGIES, INC.

/s/ [illegible]
AMYRIS BRASIL S.A.

/s/ [illegible]
STRATUS INVESTIMENTOS LTDA.

WITNESSES:

1.	/s/ Luana Komatsu	2.	/s/ Gabriel Aldallah Mundim
Name: Luana YoKo Vieira Komatsu		Name: Gabriel Aldallah Mundim